Exhibit 4.61

English Translation

EQUITY INTEREST PLEDGE AGREEMENT

This Equity Interest Pledge Agreement (hereinafter “this Agreement”) is entered into in Beijing, People’s Republic of China (“PRC” or “China”) on the day of June 23, 2010 by the following parties:

Pledgor:	Dewen CHEN, 24-5-401, Tian Long Yuan, Guan Dong Da Jie, Changping District and the ID number of 352101197504040811.

Pledgee:	Beijing AmazGame Age Internet Technology Co., Ltd., with the registered address of No. 1210, Building 3, No. 3 Xijing Road, Badachu High-Tech Zone, Shijingshan District, Beijing; and the legal representative is Tao WANG.

Company:	Beijing Gamease Age Digital Technology Co., Ltd., with the registered address of Floor 2, east wing of Jing Yan Restaurant, No.29 Shijingshan Road, Shijingshan District, Beijing, and with Wang Tao as its legal representative.

(In this Agreement, Pledgor and Pledgee are called collectively as the “Parties” and respectively as the “Party” or “Other Party”)

WHEREAS,

1.	The Pledgee, a wholly foreign-owned enterprise, is duly incorporated and validly existing under the PRC laws;

2.	Beijing Gamease Age Digital Technology Co., Ltd. (the “Gamease” or the “Company”), a limited liability company, is duly incorporated and validly existing under the PRC laws and engages in the value-added telecommunication business in respect of Internet information services;

3.	The Pledgor, a PRC citizen and the registered shareholder of Gamease holding 40% equity interests of Gamease;

4.	The Pledgor and Pledgee has entered into a Loan Agreement dated June 23, 2010 (“Loan Agreement”), pursuant to which Pledgee has provided the interest free loan to Pledgor with the amount of RMB4,000,000 (“Loan”) and the Pledgor has received the aforesaid loan;

5.	The Pledgor and Pledgee have entered into an Equity Interest Purchase Agreement dated as of June 23, 2010 (“Equity Purchase Agreement”). According to the Equity Purchase Agreement, on the premise of the legal permission of China, the Pledgor shall transfer all or a portion of its equity interests held in Gamease to the Pledgee or any other entity or individual at the requirement of the Pledgee;

English Translation

6.	The Pledgor and Gamease has entered into a Business Operation and Maintenance Services Agreement on December 1, 2007 and a Technology Support and Utilization Services Agreement on August 20, 2008 (collectively “Service Agreement”), pursuant to which the Gamease shall pay the relevant services fees (“Service Fee”) to Pledgee for the services provided under the provisions of Service Agreement;

7.	The Pledgee has entered into a Business Operation Agreement with Gamease and its shareholders dated June 23, 2010 (together with this Agreement, Loan Agreement, Equity Purchase Agreement, Service Agreement, collectively called “Main Agreement”);

8.	In order to ensure that Pledgor and Gamease will perform their obligations under Main Agreement, the Pledgor agrees to pledge all equity interest in Gamease as a security and give the Pledgee the first priority of compensation, and GameaseGamease agrees to such equity interest pledge.

NOW, THEREFORE, through friendly negotiations and abiding by the principle of equality and mutual benefit, the Parties hereby agree as follows:

1.	Pledge and Guaranteed Scope

1.1	The Pledgor agree to pledge all the equity interest it held and have the right to dispose in Gamease to the Pledgee according to the provision of this Agreement as a security Pledgor and Gamease’s performance of obligation under the Main Agreement. The Gamease agrees that the Pledgor pledges the equity interests to the Pledgee in accordance with the Agreement. Pledge hereunder refers to the rights owned by the Pledgee, who shall be entitled to a priority in receiving payment by the evaluation or proceeds from the auction or sale of the equity interest pledged by the Pledgor to the Pledgee.

1.2	The effect of guarantee under this Agreement shall not be affected due to the revision or modification of Main Agreement and the guarantee to the obligation of Pledgor and Gamease under any revised Main Agreement shall keep effective. The invalid, withdrawal or termination of Main Agreement shall not affect the validity of this Agreement. If Main Agreement becomes invalid and is withdrawn or terminated, the Pledgee has the right to realize immediately the Pledge in accordance with Article 11 of this Agreement.

2.	Pledged Equity

2.1	The pledged equity under this Agreement is 40% equity interests held by the Pledgor in Gamease (“Pledged Equity”) and all relevant interests. Upon the effectiveness of this Agreement, the situation of Pledged Equity is set out below:

Company’s Name: Beijing Gamease Age Digital Technology Co., Ltd.

Registered Capital: RMB10,000,000.00

Pledged Equity: 40% equity interests of Gamease

Capital Contribution corresponding to the Pledged Equity: RMB 4,000,000

English Translation

2.2	Within the valid period of the Agreement, unless it is due to the Pledgee’s intention or gross negligence which directly causes the results, the Pledgee will not be liable for the decrease of the value of the equity interests. The Pledgor has no rights to claim in any way or raise any requirement against the Pledgee.

2.3	Without prejudice to the provisions of Article 2.2, if there is the possibility of significant decrease of the value of the equity interests so as to harm the rights of the Pledgee, the Pledgee may represent the Pledgor to auction or sell the Pledged Equity and make agreements with the Pledgor providing that the payment from the auction or the sale will be used to repay the secured debt beforehand or deposit it to the notary public (all the expenses shall be borne by the Pledgee).

2.4	When Gamease or the Pledgor has any event of breach of the contract, the Pledgee has the right to dispose of the Pledged Equity in accordance with Article 11 of the Agreement.

2.5	With the prior consent of the Pledgee, the Pledgor may increase its capital contribution in Gamease. The Pledgor’s increased capital contribution in Gamease will also be included in the Pledged Equity.

2.6	The Pledgor promises to give up the right to dividend from the Pledged Equity within the valid period of the equity interest pledge stipulated herein.

3.	Creation of Pledge

3.1	The Pledgor promises it will register the equity interest pledge (the “Pledge”) under this Agreement at the shareholders’ list of Gamease on the date hereof.

3.2	The Parties further agree the Pledge shall be recorded with the form attached hereto at the list of shareholders of Gamease and the list of shareholders shall be delivered to the Pledgee.

3.3	The Pledgor promises to register at the administration for industry and commerce where Gamease is registered with in connection with the Pledge, and Gamease promises to make its best effort to cooperate with the Pledgor to complete the registration provided in this article.

4.	Term of Pledge

4.1	The term of Pledge pursuant to this Agreement shall start from the duly execution of this Agreement and the Pledge is recorded at Gamease’s Shareholder List according to laws until two (2) years after all obligations under Main Agreement has been performed (“Pledge Term”).

4.2	Within the Pledge Term, if the Pledgor and Gamease have not performed the obligations under Main Agreement, the Pledgor has the right to exercise the Pledge in accordance with Article 11 of this Agreement.

English Translation

5.	Keeping and Return of Pledge Certificate

5.1	The Pledgor shall deliver the pledge certificate to the Pledgee within three (3) working days after the Pledge is recorded at Shareholder’s List of Gamease in accordance with Article 3; the Pledgee shall have such pledge documents well kept.

5.2	If the Pledge hereunder is terminated pursuant to this Agreement, the Pledgee shall return the pledge certificate to the Pledgor within three (3) working days after the Pledge is released pursuant to this Agreement and provide necessary assistance to the Pledgor for dealing with the process of Pledge’s release.

6.	Pledgor’s Representations and Warranties

The Pledgor hereby represents and warrants as of the effective date of this Agreement:

6.1	The Pledgor is the sole legal owner of the Pledged Equity;

6.2	The Pledgor does not set up any other pledge or other rights on the equity interest except the set is for the Pledgee’s benefit.;

6.3	The Pledge under this Agreement constitutes the first priority security interest on the Pledged Equity Interest.

6.4	Gamease’s shareholder meeting has approved the Pledge pursuant to this Agreement;

6.5	Upon the effectiveness of this Agreement, this Agreement constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms to the Pledgor.

6.6	The Pledge pursuant to this Agreement does not cause to violate any relevant PRC laws and regulations or cause to breach any agreement or instruments with any third party or any promises made to the third parties;

6.7	All relevant documents and material related to this Agreement provided by the Pledgor to the Pledgee are true, accurate and complete;

6.8	to exercise the rights as shareholder of Gamease only upon the written authorization and request by Party A.

English Translation

7.	Gamease’s Representations and Warranties

Gamease hereby represents and warrants to the Pledgee, as of the effectiveness of this Agreement, that:

7.1	Gamease is a limited liability company duly incorporated and validly existing under the PRC laws and has the independent legal person capacity; it has the complete and independent legal standing and capacity to execute, deliver and perform this Agreement and to be an independent litigation subject;

7.2	All the reports, documents and information with respect to the Pledged Equity and required by this Agreement, which have been provided by the Gamease to Pledgee before the effectiveness of this Agreement in all material respect are true and correct upon the effectiveness of this Agreement;

7.3	All the reports, documents and information with respect to the Pledged Equity and required by this Agreement, which will be provided by the Gamease to Pledgee after the effectiveness of this Agreement in all material respect are true and valid at the time of provision;

7.4	This Agreement is duly executed by Gamease and will bind Gamease legally and validly;

7.5	Gamease has all the corporate power and authorization to execute and deliver this Agreement and all the other documents to be executed which are related to the transactions in this Agreement. Gamease also has the complete power and authorization to perform the transactions contemplated in this Agreement;

7.6	There is no suit, legal proceeding or claim of any court or arbitral court or any government or administrative authority pending or threaten to raise against Gamease or its assets (including but not limited to the Pledge Equity) which has material or adverse effect on the financial situation of Gamease or the ability of the Pledgor performing the obligation and guarantee liability under this Agreement;

7.7	Gamease agrees to jointly undertake the liability of the representations and warranties made by the Pledgor under the article 6.1, 6.2, 6.3, 6.4 and 6.6 of this Agreement;

7.8	Gamease hereby warrants to the Pledgee that the aforesaid representations and warrants would be true, correct and completely afterwards at anytime and in any situation before the obligation is fully performed or the guaranteed debt is completely relieved.

English Translation

8.	Pledgor’s Promises

8.1	During the effective term of this Agreement, the Pledgor promise to the Pledgee for its benefit that the Pledgor shall:

(1)	complete the pledge registration at administration for industry and commerce where Gamease is located pursuant to this Agreement

(2)	not transfer or assign the equity interest, create or permit to create any pledges which may affect on the rights or benefits of the Pledgee without prior written consent from the Pledgee;

(3)	comply with and implement relevant laws and regulations with respect to the pledge of rights; present to the Pledgee the notices, orders or suggestions with respect to the Pledge issued or made by the competent authority within five (5) days upon receiving such notices, orders or suggestions; and comply with such notices, orders or suggestions; or object to the foregoing matters at the reasonable request of the Pledgee or with consent from the Pledgee;

(4)	timely notify the Pledgee of any events or any received notices which may affect the Pledgor’s equity interest or any part of its right, and any events or any received notices which may change the Pledgor’s any warranty and obligation under this Agreement or affect the Pledgor’s performance of its obligations under this Agreement.

8.2	The Pledgor promises that the Pledgee’s right to the Pledge obtained from this Agreement shall not be suspended or inhibited by any legal procedure launched by the Pledgor or any successors of the Pledgor or any person authorized by the Pledgor or any such other person.

8.3	The Pledgor promises to the Pledgee that in order to protect or perfect the security for the performance of the Pledgor and Gamease’s obligation under Main Agreement, the Pledgor shall execute in good faith and cause other parties who have interests in the pledge to execute all the title certificates, contracts, and perform actions and cause other parties who have interests to take action, as required by the Pledgee; and make access to exercise the rights and authorization vested in the Pledgee under this Agreement.

8.4	The Pledgor promises to the Pledgee that they will execute all amendment documents (if applicable and necessary) in connection to the certificate of Equity Interest with the Pledgee or its designated person (natural person or a legal entity), and provide the notice, order and decision to the Pledgee which considers to be necessary within reasonable time.

8.5	The Pledgor promises to the Pledgee that they will comply with and perform all the guarantees, warranties, covenants, representations and conditions for the benefits of the Pledgee. The Pledgor shall compensate all the losses suffered by the Pledgee for the reasons that the Pledgor do not perform or fully perform their guarantees, warranties, covenants, representations and conditions.

English Translation

9.	Gamease’s Promises

For the benefit of the Pledgee, Gamease promises to the Pledgee, during the effective term of this Agreement, that:

9.1	If it is required to obtain the consent, license, waiver, authorization of any third party or the approval, permit, exemption of, or the registration or filing with any government authority for the execution and performance of this Agreement and the Pledge under this Agreement, Gamease shall use its best endeavor to assist in obtaining and maintaining the validity of the aforesaid during the term of this Agreement;

9.2	Gamease would not assist the Pledgor in or permit the Pledgor setting up any new pledge or any other encumbrances on the Pledge Equity without prior consent from the Pledgee;

9.3	Gamease would not assist the Pledgor in or permit the Pledgor transferring the Pledged Equity without prior written consent from the Pledgee;

9.4	If any law suit, arbitration or other proceedings are raised which would probably exert adverse effect on the interest of of the Company under this Agreement, the Pledged Equity or the Pledgee, Gamease shall timely notify the Pledgee in writing as soon as possible and take all the necessary measures to protect the interest of the Pledgee on the Pledged Equity according to the Pledgee’s reasonable requirement;

9.5	Gamease shall provide the Pledgee the financial report of the Company of each prior calendar quarter within the first month of each calendar quarter, including but not limited to the balance sheet, the income statement and the cash flow statement;

9.6	Gamease undertakes that it shall take all the necessary measures and execute all the necessary documents (including but not limited to any supplement agreement to this Agreement) to make sure the enforcement and realization of the interest of the Pledgee on the Pledged Equity according to the Pledgee’s reasonable request;

9.7	Gamease undertakes to take all measures to make the transfer of the Pledged Equity which is caused by the enforcement of the Pledge under this Agreement.

10.	Event of Default and Breach of Contract

10.1	The following events shall be regarded as the events of default:

(1)	Pledgor or Gamease fails to perform the obligations under the Main Agreement;

(2)	The Pledgor makes any material misleading or mistaken representations, warranties or covenants under Article 5 and Article 6 herein; and the Pledgor breaches any other term and condition herein;

English Translation

(3)	The Pledgor waives the Pledged Equity or transfers or assigns the Pledged Equity without prior written consent from the Pledgee;

(4)	The Pledgor’s any external loan, security, compensation, covenants or any other compensation liabilities (i) are required to be repaid or performed prior to the scheduled date due to breach; or (ii) are due but can not be repaid or performed as scheduled and thereby cause the Pledgee to believe that the Pledgor’s capacity to perform the obligations herein is affected;

(5)	Gamease is incapable of repaying the general debt or other debt;

(6)	This Agreement is illegal or the Pledgor is not capable of continuing to perform the obligations herein due to any reason except force majeure;

(7)	The property of the Pledgor is adversely changed causing the Pledgee to believe that the capability of the Pledgor to perform the obligations herein is affected;

(8)	The successors or agents of the Gamease are only able to perform a portion of or refuse to perform the payment obligation under the Main Agreement;

(9)	The breach of the other terms by action or nonfeasance under this Agreement by the Pledgor.

(10)	The Pledgor cannot perform its obligation under this Agreement since this Agreement is deemed as invalid or not executable due to any applicable laws; and

(11)	Any approval, permit or authorization, which causes this Agreement executable and valid, is revoked, termination, invalid or revised materially.

10.2	The Pledgor shall immediately give a written notice to the Pledgee if the Pledgor is aware of or find that any event under Article 10.1 herein or any event that may result in the foregoing events has happened or is going on.

10.3	Unless the event of default under Article 10.1 herein has been solved to the Pledgee’s satisfaction, the Pledgee, at any time when the event of default happens or thereafter, may give a written notice of default to the Pledgor and require the Pledgor to immediately make full payment of the loan and the outstanding service fees under the Main Agreement and other payables or exercise the Pledge right in accordance with Article 11 herein.

10.4	Notwithstanding other provisions under the Agreement, The validity of Article 10 will not be affected by the termination of the Agreement.

English Translation

11.	Exercise of the Pledge

11.1	The Pledgor shall not transfer or assign the Pledged Equity without prior written approval from the Pledgee prior to the completion of performing all the obligations under the Main Agreement.

11.2	In case of occurrence of event of default indicated in Article 10, the Pledgee shall give a notice of default to the Pledgor when the Pledgee exercises the right of pledge; the Pledgee may exercise the right of pledge at any time when the Pledgee gives a notice of default in accordance with Article 10.3 or thereafter.

11.3	The Pledgee is entitled to sale in accordance with legal procedure or disposes in other manners the Pledged Equity. If the Pledgee decides to exercise its pledge rights, the Pledgor promises to transfer all of its shareholder’s right to Pledgee. In addition, the Pledgee has the right to convert the value of all or party of equity interests pursuant to this Agreement into money in compliance with legal procedure, or has priority of compensation from the proceeds generated from auction or selling off full or part of the equity interests under this Agreement.

11.4	The Pledgor shall not hinder the Pledgee from exercising the right of pledge in accordance with this Agreement and shall give necessary assistance so that the Pledgee could realize its Pledge.

12.	Assignment

12.1	The Pledgor shall not donate or transfer its rights and obligations herein without prior written consent from the Pledgee. If the Pledgor dies, the Pledgor agrees to transfer the rights and obligation under this Agreement to the person designated by the Pledgee.

12.2	This Agreement shall be binding upon the Pledgor and his successors and be binding on the Pledgee and his each successor and allowed assignee.

12.3	The Pledgee may transfer or assign his all or any rights and obligations under the Main Agreement to any individual designated by it (natural person or legal entity) at any time to the extent permissible by the laws. In this case, the assignee shall enjoy and undertake the same rights and obligations herein of the Pledgee as if the assignee is a party hereto. When the Pledgee transfers or assigns the rights and obligations under the Main Agreement, and such transfer shall only be subject to a written notice serviced to Pledgor, and at the request of the Pledgee, the Pledgor shall execute the relevant agreements and/or documents with respect to such transfer or assignment.

12.4	After the Pledgee’s change resulting from the transfer or assignment, the new parties to the pledge shall execute a new pledge contract; and the content of new pledge contract shall accord with the content of this Agreement in all material aspects.

English Translation

13.	Effectiveness and Termination

13.1	The agreement is concluded upon its execution and takes effect on the date hereof.

13.2	To the extent practicable, the Parties shall make their best efforts to register the pledge at the administration for industry and commerce where Gamease is located; but the Parties confirm that the effectiveness and validity of this Agreement shall not be affected whatever the registration is done or not.

13.3	This Agreement shall terminated once the Loan under the Loan Agreement and the Service Fee under the Service Agreement are paid off and the Pledgor will not undertake any obligations under the Loan Agreement and Gamease will not undertake any obligations under the Service Agreement any more, and the Pledgee shall cancel or terminate this Agreement within reasonable time as soon as practicable.

13.4	The release of pledge shall record accordingly at the Shareholder’s List of Gamease, and complete the registration for removing the record at application administration for industry and commerce where Gamease is located.

14.	Formalities Fees and Expenses

14.1	The Pledgor shall be responsible for all the fees and actual expenses in relation to this Agreement including but not limited to legal fees, cost of production, stamp tax and any other taxes and charges. If the Pledgee pays the relevant taxes in accordance with laws, the Pledgor shall fully indemnify the Pledgee such taxes paid by the Pledgee.

14.2	The Pledgor shall be responsible for all the fees (including but not limited to any taxes, formalities fees, management fees, litigation fees, attorney’s fees, and various insurance premiums in connection with disposition of Pledge) incurred by the Pledgor for the reason that the Pledgor fails to pay any payable taxes, fees or charges for other reasons which cause the Pledgee to recourse by any means or ways.

15.	Force Majeure

15.1	Force Majeure, which includes but not limited to acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning, war, refers to any unforeseen events beyond the party’s reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event beyond a Party’s reasonable control. The effected party by Force Majeure shall notify the other party of such event resulting in exemption promptly.

15.2	In the event that the affected party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only within the scope of such delay or prevention, the affected party will not be responsible for any damage by reason of such a failure or delay of performance. The affected party shall take appropriate means to minimize or remove the effects of Force Majeure and attempt to resume performance of the obligations delayed or prevented by the event of Force Majeure. After the event of Force Majeure is removed, both parties agree to resume the performance of this Agreement with their best efforts.

English Translation

16.	Confidentiality

16.1	The parties of this agreement acknowledge and make sure that all the oral and written materials exchanged relating to this contract are confidential. All the parties have to keep them confidential and can not disclose them to any other third party without other parties’ prior written approval, unless: (a) the public know and will know the materials (not because of the disclosure by any contractual party); (b) the disclosed materials are required by laws or stock exchange rules; or (c) materials relating to this transaction are disclosed to parties’ legal consultants or financial advisors, however, who have to keep them confidential as well. Disclosure of the confidential by employees or hired institutions of the parties is deemed as the act by the parties, therefore, subjecting them to liability. This Article remains in effect even if this Agreement should become valid, cancelled, terminated or unenforceable.

16.2	After the termination of the Agreement, either Party shall return, destroy or dispose of all the documents, materials and software which contain confidential information at the requirement of the other Party, and cease making use of such confidential information.

16.3	Notwithstanding any other provisions of the Agreement, the validity of Article 16 will not be affected by the suspension or termination of the Agreement

17.	Governing Law and Dispute Resolution

17.1	The execution, validity, performance, modification, interpretation and termination of this Agreement and the disputes resolution under this Agreement shall be governed by PRC laws.

17.2	The parties shall strive to settle any dispute arising from this Agreement through friendly consultation.

17.3	In case no settlement can be reached through consultation within thirty (30) days after such dispute is raised, each party can submit such matter to Beijing Arbitration Commission in accordance with its then effective rules. The arbitration shall take place in Beijing. The arbitration award shall be final conclusive and binding upon both parties. If there is any dispute is in process of arbitration, other then the matters in dispute, the Parties shall perform the other rights and obligation pursuant to this Agreement.

English Translation

18.	Notice

Notices or other communications required to be given by any party pursuant to this Agreement shall be made in writing and delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of relevant each party or both parties set forth below or other address of the party or of the other addressees specified by such party from time to time. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served the seventh (7th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

Pledgee:	Beijing AmazGame Age Internet Technology Co., Ltd.
Address:	No. 1210, Building 3, No. 3 Xijing Road, Badachu High-Tech Zone, Shijingshan District, Beijing.

Pledgor:	Dewen Chen
Address:	24-5-401, Tian Long Yuan, Guan Dong Da Jie, Changping District

Company:	Beijing Gamease Age Digital Technology Co., Ltd.
Legal Address:	Floor 2, east wing of Jing Yan Restaurant, No.29 Shijingshan Road, Shijingshan District, Beijing,

19.	Miscellaneous

19.1	The headings contained in this Agreement are for the convenience of reference only and shall not affect the interpretation, explanation or in any other way the meaning of the provisions of this Agreement.

19.2	The parties confirm that this Agreement shall constitute the entire agreement of the parties upon its effectiveness with respect to the subject matters therein and supersedes and replaces all prior or contemporaneous verbal or/and written agreements and understandings.

19.3	This Agreement shall be binding and benefit the successor of each Party and the transferee allowed by each Party.

English Translation

19.4	Any rights, power and remedies of either party under this Agreement will not exclude any other types of rights, power and remedies of either party in accordance with the laws and other provisions under this agreement. Moreover, the performance of any rights, powers and remedies by any party will not exclude the performance of other rights, powers and remedies of such party.

19.5	Any delay of performing the rights under the Agreement by either Party shall not be deemed the waiver of such rights and would not affect the future performance of such rights.

19.6	If any provision of this Agreement is judged as void, invalid or non-enforceable according to relevant laws, the provision shall be deemed invalid only within the applicable area of the PRC Laws, and the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired in any way. The Parties shall cease performing such void, invalid or non-enforceable provisions and replace those are void, invalid or non-enforceable provisions with valid provisions to the extent which such provisions could be valid, effective and enforceable.

19.7	Any matters excluded in this Agreement shall be negotiated by the Parties. Any amendment and supplement of this Agreement shall be made by the Parties in writing. The amendment and supplement duly executed by each Party shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

19.8	This Agreement is executed with five (5) original copies and each original copy has the same legal effect; Each Party holds one (1) original copies and others are for pledge registration at relevant authorities.

IN WITNESS THEREFORE, the parties hereof have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

[No text below]

English Translation

[Signature Page]

Pledgee: Beijing AmazGame Age Internet Technology Co., Ltd.

Legal Representative: Tao Wang

Signature:	/s/ Tao Wang

Pledgor:	Dewen Chen

Signature:	/s/ Dewen Chen

Company: Beijing Gamease Age Digital Technology Co., Ltd.
(seal)

Legal Representative: Tao Wang

Signature:	/s/ Tao Wang

English Translation

Appendix:

Shareholder’s List of Gamease

Date: June 23, 2010

Name of Shareholder	Contributed Capital Shareholding	Shareholder’s Information	Note:

Tao WANG	RMB 6,000,000 60%	Nationality: China ID No. 352101750430081 Address: East Tower, Jingyan Hotel, No. 29 Shijingshan Road, Shijingshan District, Beijing Contact Information:

According to the Amended and Restated Equity Interest Pledge Agreement entered between and by Tao WANG and Beijing AmazGame Network Technology Co., Ltd. (“AmazGame”) dated August 20, 2008, Tao Wang agrees to pledge 60% equity interests held by him in Gamease to AmazGame.

The pledge pursuant to the Amended and Restated Equity Interest Pledge Agreement is registered at this shareholder’s list on September 26, 2007

Dewen Chen	RMB 4,000,000 40%	Nationality: China ID No.: 352101197504040811 Address: East Tower, Jingyan Hotel, No. 29 Shijingshan Road, Shijingshan District, Beijing Contact Information:

According to the Equity Interest Pledge Agreement entered between and by Dewen Chen and AmazGame dated June 23, 2010, Dewen Chen agrees to pledge 40% equity interests held by him in Gamease to AmazGame.

The pledge pursuant to the Equity Interest Pledge Agreement is registered at this shareholder’s list on June 23, 2010